Exhibit 23.1

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2024, with respect to the financial statements of Mustang Bio, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Boston, Massachusetts

April 29, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.